Exhibit 5.5

REED & MAWHINNEY, P.L.

Attorneys At Law

Andrew M. Reed*	Address:	1828 S. Florida Ave.
Joseph P. Mawhinney+		Lakeland, FL 33803
Kathleen L. Mank	Office Phone:	863.687.1771
	Facsimile:	863.687.1775
	Email:	andy@polklawyer.com

*	Licensed to Practice in Illinois and Florida
+	Supreme Court Certified Circuit Civil Mediator

March 29, 2012

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re:	Senior Subordinated Note Guarantee by Gulfstream Home & Garden, Inc.

Ladies and Gentlemen:

We have acted as counsel to Gulfstream Home & Garden, Inc., a Florida corporation (the “Company”) in connection with the Registration Statement on Form S-4, File No. 333-180032, filed with the Securities and Exchange Commission (the “Commission”) on or about March 9, 2012 (as amended, the “Registration Statement”) by Central Garden & Pet Company (“Central”), as issuer, and certain guarantors, including the Company, relating to: (i) the issuance by Central of $50,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018 (collectively, the “Exchange Notes”); and (ii) the issuance by the Company of a guarantee (the “Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Exchange Notes. The Exchange Notes will be offered in exchange for up to $50,000,000 aggregate principal amount of Central’s outstanding unregistered 8.25% Senior Subordinated Notes due 2018 and issued on February 13, 2012.

The Exchange Notes will be issued under and pursuant to the base indenture, dated as of March 8, 2010 (the “Base Indenture”), among Central, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 8, 2010 (the “First Supplemental Indenture”) among Central, other direct and indirect subsidiaries, including the Company, as guarantors (the “Guarantors”), and the Trustee and the Second Supplemental Indenture, dated as of February 13, 2012, among Central, the Guarantors and the Trustee (the “Second Supplemental Indenture”, together with the Base Indenture and First Supplemental Indenture, shall hereinafter be referred to as the “Indenture”).

As counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of:

(a)	the Indenture;

(b)	the Guarantee;

(c)	the resolutions adopted by the Board of Directors of the Company pertaining to the authorization, issuance, execution and delivery of the First Supplemental Indenture

Central Garden & Pet Company

Gulfstream Home & Garden, Inc.

March 29, 2012

and the Second Supplemental Indenture and the Guarantee issued pursuant to the Indenture; and

(d)	the Registration Statement.

The documents listed in items (a)-(d) above are herein sometimes collectively referred to as the “Documents.”

We have examined such records of the Company, such certificates of officers of the Company, public officials and others, as well as originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of the Company, copies of which have been provided to you.

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a) the genuineness and authenticity of all signatures (whether on originals or copies of documents);

(b) the legal capacity of all natural persons;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d) that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(e) the completeness and accuracy of all statements of fact set forth in the Documents and all other documents reviewed by us, including without limitations the certificates of officers of the Company.

The opinions expressed below are limited to the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of State of Florida, in effect as of the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that, as of the date hereof:

Central Garden & Pet Company

Gulfstream Home & Garden, Inc.

March 29, 2012

1. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Florida and has the power to create the guarantee obligation.

2. The execution and delivery by the Company of the First Supplemental Indenture and the Second Supplemental Indenture and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and the First Supplemental Indenture and the Second Supplemental Indenture have been duly executed and delivered (to the extent such delivery is governed by the laws of the State of Florida) by the Company.

3. The Guarantee has been duly authorized, executed and issued by the Company.

Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with its opinion, dated the date hereof, and filed with the Securities and Exchange Commission.

This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,
Reed & Mawhinney, P.L.

/s/ Andrew M. Reed, Esq.
Andrew M. Reed, Esq.